EXHIBIT 99.1

First Capital Bancorp, Inc. Reports Net Income of $1.2 Million for the Third Quarter of 2014, Net Income of $0.08 Per Diluted Share Outstanding Grows to Over $600 Million in Total Assets Year to Date Loan and Deposit Growth Each Exceed $32 Million

GLEN ALLEN, Va., Oct. 30, 2014 (GLOBE NEWSWIRE) -- First Capital Bancorp, Inc. (the "Company") (Nasdaq:FCVA) parent company to First Capital Bank (the "Bank") reported today its financial results for the third quarter of 2014. For the three months ended September 30, 2014, the Company had net income available to common shareholders of $1.2 million, or $0.08 per diluted share, compared to net income available to common shareholders of $991 thousand, or $0.07 per diluted share, for the same period in 2013. This represented a $160 thousand or 16.15% increase in net income in the third quarter of 2014 compared to the third quarter of 2013.

For the nine months ended September 30, 2014, the Company had net income available to common shareholders of $3.1 million or $0.21 per diluted share compared to net income available to common shareholders of $2.6 million or $0.19 per diluted share for the same period in 2013. This represented a $497 thousand or 19.00% increase over the same period in 2013.

Factors contributing to the Company's increase in net income during the third quarter of 2014 are as follows:

  Net interest income improved to $4.9 million for the third quarter of 2014, compared to $4.5 million in the third quarter of 2013, an increase of $394 thousand or 8.67%.
  The increase in net interest income was somewhat offset by a decrease in non interest income. Non interest income was $431 thousand for the third quarter of 2014 compared to $459 thousand for the third quarter of 2013, a decrease of $28 thousand or 6.10%.
  The net interest margin was 3.55% for the quarter ended September 30, 2014, compared to 3.65% for the quarter ended September 30, 2013, a 10 basis point decrease. This decrease was driven by continued market pressure on loan yield as well as decreases in the bond portfolio yield as the duration of the portfolio has been intentionally shortened to be better positioned for rising interest rates.
  Non interest expense increased to $3.7 million in the quarter ended September 30, 2014 compared to $3.5 million in the same period of 2013, a $228 thousand or 6.53% increase. Approximately $145 thousand of this change resulted from the decrease in gains on sale of other real estate owned in the comparable periods.

Growth

At September 30, 2014, total assets were $600.2 million, compared to $547.9 million at December 31, 2013, a $52.3 million or 9.54% increase. This growth is primarily attributable to the Bank's increased commitment and visibility in the local marketplace and the continued improvement in the market area's economic stability. In the first three quarters of 2014, loan growth, net of the allowance, was $37.7 million or 8.92% increase over December 31, 2013 balances or 11.89% on an annualized basis.

Gross loans at September 30, 2014, were $468.8 million compared to $431.3 million at December 31, 2013, a $37.5 million or a 8.69% increase. The Bank continued to see loan demand in the market as the economy and consumer confidence improves.

Total deposits at September 30, 2014, were $488.2 million, an increase of $32.2 million or 7.07%, from $456.0 million at December 31, 2013. Non-interest bearing deposits increased to $74.4 million compared to $67.7 million at December 31, 2013 and increase of $6.7 million or 9.84%.

First Capital Bank President and CEO, Bob Watts stated "We are very pleased with our year to date results for 2014, particularly our growth in core deposits that have served to fund our impressive loan growth. We hope to continue those trends into the fourth quarter and beyond."

Asset Quality

The allowance for loan losses was $7.9 million or 1.69% of total loans at September 30, 2014, compared to $8.2 million or 1.89% of total loans at December 31, 2013.

During the quarter ended September 30, 2014, the Company had charge-offs of $205 thousand, recoveries of $274 thousand and a recovery of provision for loan losses of $60 thousand.

The following table reflects details related to asset quality and the allowance for loan losses:

	September 30,	September 30,
	2014	2013
	(Dollars in thousands)
Nonaccrual loans	$ 3,580	$ 3,933
Loans past due 90 days and accruing interest	--	--
Total nonperforming loans	3,580	3,933
Other real estate owned	1,962	2,602
Total nonperforming assets	$ 5,542	$ 6,535

Allowance for loan losses to period end loans	1.69%	2.06%
Nonperforming assets to total loans & OREO	1.18%	1.56%
Nonperforming assets to total assets	0.92%	1.22%
Allowance for loan losses to nonaccrual loans	220.77%	218.44%

	Three Months Ended
	September 30,	September 30,
	2014	2013
Allowance for loan losses
Beginning balance	$ 7,894	$ 8,582
Recovery of provision for loan losses	(60)	(86)
Net recoveries	(69)	(96)
Ending balance	$ 7,903	$ 8,592

Capital

Total Risk Based Capital at September 30, 2014, was 13.66%, compared to 13.78% at December 31, 2013. Tier 1 Risk Based Capital at September 30, 2014, was 11.08%, compared to 12.34% at December 31, 2013. Additionally, tangible common equity decreased to 8.04% at September 30, 2014 from 8.06% at December 31, 2013.

First Capital Bancorp, Inc. Managing Director and CEO, John Presley, commented "Maintaining strong capital levels continues to be a key focus as our team manages our growth in 2014. We completed a strategic capital initiative early in 2014 whereby we replaced the remaining preferred securities with subordinated debt to both reduce the expense associated with the funds and maintain total capital levels. The continued strength in capital represents an enterprise wide focus on managing capital in all aspects of daily operations, from loan growth and investment strategy to liability management. We are pleased to see successful results from these efforts."

On January 10, 2014, the Company redeemed the remaining 5,531 shares of its Cumulative Perpetual Preferred Stock, Series A ("Preferred Stock"), for $5.6 million. The Preferred Stock paid a cumulative dividend quarterly at a rate of 5% per annum. Effective April 2014, the dividend rate would have increased to 9% per annum. The Preferred Stock was redeemable at the option of the Company subject to regulatory approval which was received in November 2013. No shares of the Preferred Stock remain outstanding.

The Company funded the redemption by executing a variable rate subordinated note for $6.5 million with a financial institution. The subordinated note, which qualifies as Tier 2 capital for regulatory purposes, carries an interest rate of 30-day Libor plus 5.00% per annum with a floor of 5.50% and a maturity of 10 years. Principal is repaid $8 thousand per month for the first 60 months and $103 thousand per month for the remaining 60 months.

During the third quarter of 2014, the bank retired $2.0 million of subordinated debt which had an interest rate of 1.60%.

Non-Interest Income

Non-interest income, including gains on sales of securities, totaled $431 thousand for the quarter ended September 30, 2014, a decrease of $28 thousand or 6.10% from $459 thousand earned in the quarter ended September 30, 2013. The primary driver in this decrease was a $142 thousand decline in gain on sale of loans from wholesale mortgage offset by an $88 thousand increase in gain on sale of securities. During the first quarter of 2014, the Company closed its wholesale mortgage operation. The slowdown in the mortgage originations business coupled with the increased regulatory burden made the business difficult to sustain. The Company expects this decision will be accretive to 2014 earnings.

Non-interest Expense

Total noninterest expense was $3.7 million for the third quarter of 2014, compared to $3.5 million in the third quarter of 2013, an increase of $228 thousand or 6.53%.

The Bank currently operates eight branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and in Chesterfield County, in Bon Air and inside the Village at Swift Creek Kroger store.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Let's Make it Work.

First Capital Bancorp, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Selected Operating Data:

Interest income	$ 6,247	$ 5,781	$ 18,246	$ 17,088
Interest expense	1,310	1,238	3,919	3,892
Net interest income	4,937	4,543	14,327	13,196
(Recovery of) provision for loan losses	(60)	(86)	(352)	14
Other noninterest income	350	466	1,028	1,636
Securities gains (losses)	81	(7)	352	169
Noninterest expense	3,721	3,493	11,445	10,812
Income before income tax	1,707	1,595	4,614	4,175
Income tax expense	556	518	1,477	1,301
Net income	$ 1,151	$ 1,077	$ 3,137	$ 2,874
Less: Preferred dividends	$ --	$ 86	$ 24	$ 258
Net income available to common shareholders	$ 1,151	$ 991	$ 3,113	$ 2,616
Basic net income per common share	$ 0.09	$ 0.08	$ 0.25	$ 0.22
Diluted net income per common share	$ 0.08	$ 0.07	$ 0.21	$ 0.19

	As of and for the Three Months Ended		As of and for the Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Balance Sheet Data:

Total assets	$600,158	$536,694	$600,158	$536,694
Loans, net	460,905	408,605	460,905	408,605
Deposits	488,184	446,871	488,184	446,871
Borrowings	60,531	38,071	60,531	38,071
Stockholders' equity	48,256	48,888	48,256	48,888
Book value per share	$3.75	$3.56	$3.75	$3.56
Tangible Common Equity to Assets	8.04%	8.08%	8.04%	8.08%
Total shares outstanding, in thousands	12,864	12,180	12,864	12,180

Asset Quality Ratios
Allowance for loan losses	$7,903	$8,591	$7,903	$8,591
Nonperforming assets	5,542	6,535	5,542	6,535
Net (recoveries)	(69)	(96)	(90)	(1,308)
Net (recoveries) to average loans	-0.01%	-0.02%	-0.02%	-0.32%
Allowance for loan losses to period end loans	1.69%	2.06%	1.69%	2.06%
Nonperforming assets to total loans & OREO	1.18%	1.56%	1.18%	1.56%

Selected Performance Ratios:
Return on average assets	0.77%	0.80%	0.74%	0.72%
Return on average equity	9.58%	8.95%	9.01%	8.05%
Net interest margin (tax equivalent basis)	3.55%	3.65%	3.61%	3.61%
CONTACT: John M. Presley
         Managing Director and CEO
         804-273-1254
         JPresley@1capitalbank.com

         Or

         William W. Ranson
         Executive Vice President and CFO
         804-273-1160
         WRanson@1capitalbank.com